Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

A&S SERVICES GROUP, LLC,

HUNT VALLEY EQUIPMENT CO., LLC,

A&S REAL ESTATE HOLDINGS, LLC,

THE SELLERS LISTED ON EXHIBIT A HERETO,

LMP MANAGEMENT GROUP, INC., AS SELLER REPRESENTATIVE

and

CELADON TRUCKING SERVICES, INC.

__________

October 24, 2014

TABLE OF CONTENTS

ARTICLE 1
	DEFINITIONS; INTERPRETATION	1
1.1.	Definitions	1
1.2.	Additional Defined Terms	9
1.3.	Interpretation	10

ARTICLE 2
	PURCHASE AND SALE	10
2.1.	Purchase and Sale	10
2.2.	Payment of the Purchase Price	10
2.3.	Purchase Price Holdback	11
2.4.	Allocation of the Purchase Price	12

ARTICLE 3
	REPRESENTATIONS AND WARRANTIES OF THE COMPANIES	13
3.1.	Authority	13
3.2.	Organization	14
3.3.	Capitalization	14
3.4.	No Conflicts; Consents and Approvals	14
3.5.	Real Property	15
3.6.	Assets	15
3.7.	Intellectual Property	16
3.8.	Financial Statements	17
3.9.	Absence of Changes	17
3.10.	Taxes	19
3.11.	Litigation	20
3.12.	Employee Benefits and Related Matters	20
3.13.	Material Contracts	21
3.14.	Brokers and Finders; Company Transaction Expenses	21
3.15.	Insurance	21
3.16.	Employees	22
3.17.	Environmental	22
3.18.	Compliance with Laws; Permits	23
3.19.	Affiliate Transactions	23
3.20.	Customers and Suppliers	24
3.21.	No Other Representations or Warranties	24

ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	24
4.1.	Authority	24
4.2.	Ownership	25
4.3.	No Conflicts; Consents and Approvals	25

4.4.	Brokers and Finders	25
4.5.	No Other Representations or Warranties; Disclosure	25

ARTICLE 5
	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	26
5.1.	Authority of the Purchaser	26
5.2.	Consents and Approvals	26
5.3.	Brokers, etc.	26
5.4.	Securities	26
5.5.	Independent Investigation; Acknowledgement	27
5.6.	Orders; Actions	27
5.7.	No Other Representations or Warranties	27

ARTICLE 6
	COVENANTS	28
6.1.	Confidentiality	28
6.2.	Records	29
6.3.	Insurance Policies	29
6.4.	Excluded Assets	30

ARTICLE 7
	CLOSING; DELIVERABLES	31
7.1.	Closing	31
7.2.	Deliveries of the Companies	31
7.3.	Deliveries of the Sellers and the Seller Representative	32
7.4.	Deliveries of the Purchaser	32
7.5.	Further Assurances	32

ARTICLE 8
	TAX MATTERS
8.1.	Tax Matters	32
		32
ARTICLE 9
	SURVIVAL AND INDEMNIFICATION	34
9.1.	Survival	34
9.2.	Indemnification by Sellers	34
9.3.	Indemnification by the Purchaser	35
9.4.	Limitations on Liability of Sellers	36
9.5.	Net Losses; Mitigation	36
9.6.	Claims	37
9.7.	Notice of Third-Party Claims; Assumption of Defense	37
9.8.	Settlement or Compromise	38
9.9.	Claims under Prior Agreements	38
9.10.	Insurance	39

9.11.	Purchase Price Adjustments	39

ARTICLE 10
	MISCELLANEOUS	39
10.1.	Expenses	39
10.2.	Amendment	39
10.3.	Notices	39
10.4.	Waivers	40
10.5.	Counterparts	40
10.6.	Applicable Law; Jurisdiction	41
10.7.	Assignment	41
10.8.	No Third-Party Beneficiaries	41
10.9.	Schedules	41
10.10.	Incorporation	42
10.11.	Complete Agreement	42
10.12.	Disclaimer	42
10.13.	Currency	42
10.14.	Appointment and Authorization of the Seller Representative	42
10.15.	Waiver of Conflict	44
10.16.	Waiver of Jury Trial	44

Exhibits

Exhibit A	Schedule of Sellers
Exhibit B	Allocation of Purchase Price

Schedules
Schedule 1.1(a)	Continuing Indebtedness
Schedule 3.3	Capitalization
Schedule 3.4	Required Consents
Schedule 3.5(a)	Owned Real Property
Schedule 3.5(b)	Leased Real Property
Schedule 3.6	Tractors, Trailers and Rolling Stock
Schedule 3.7(a)	Company Intellectual Property
Schedule 3.7(b)	Licensed Intellectual Property
Schedule 3.7(c)	Intellectual Property Exceptions
Schedule 3.7(d)	Intellectual Property Exceptions
Schedule 3.8(a)	Audited Financial Statements
Schedule 3.8(b)	Interim Financial Statements
Schedule 3.9	Absence of Changes
Schedule 3.10(a)	Taxes
Schedule 3.11	Litigation
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.12(f)	Employee Benefits and Related Matters
Schedule 3.13	Material Contracts
Schedule 3.15(a)	Insurance Policies
Schedule 3.15(b)	Insurance Claims
Schedule 3.16(a)	Employees
Schedule 3.18	Compliance with Laws; Permits
Schedule 3.19	Affiliate Transactions
Schedule 3.20(a)	Material Customers
Schedule 3.20(b)	Material Suppliers
Schedule 6.4	Excluded Assets
Schedule 9.2	Pro-Rata Share for Seller Indemnification

Schedules to this Membership Interest Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT is entered into as of the 24th day of October, 2014, by and among A&S Services Group, LLC, a Delaware limited liability company (“A&S”), Hunt Valley Equipment Co., LLC, a Delaware limited liability company (“HVEC”), A&S Real Estate Holdings, LLC, a Pennsylvania limited liability company (“ASREH”) (each of A&S, HVEC and ASREH may be referred to individually as a “Company” and collectively as the “Companies”), the Members listed on Exhibit A attached hereto (each, a “Seller” and, collectively, the “Sellers”), LMP Management Group, Inc., as representative for the Sellers (the “Seller Representative”), and Celadon Trucking Services, Inc., a New Jersey corporation (the “Purchaser”).

WHEREAS, as of the date hereof, the Sellers own all of the issued and outstanding membership interests of A&S, all of the issued and outstanding membership interests of HVEC, and all of the issued and outstanding membership interests of ASREH (collectively, the “Membership Interests”);

WHEREAS, A&S has one direct subsidiary, A&S Kinard Logistics, LLC, a Delaware limited liability company (“ASKL” or the “Subsidiary”);

WHEREAS, the Companies and the Subsidiary are in the business of providing transportation and logistics services (the “Business”); and

WHEREAS, subject to the terms and conditions set forth herein, the Sellers desire to sell, assign and transfer to the Purchaser, and the Purchaser desires to purchase and take assignment and delivery from the Sellers of, all of the issued and outstanding Membership Interests.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Purchaser and Sellers agree as follows:

ARTICLE 1
DEFINITIONS; INTERPRETATION

1.1.           Definitions.  The following terms shall have the following meanings for the purposes of this Agreement.

“Accounts Receivable” means all notes and accounts receivable of the Companies and the Subsidiary shown on the Financial Statements and/or in the books and records of the Companies and the Subsidiary as of the Closing Date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that, for purposes of Sections 3.9, 3.19 and 6.1, an affiliate of any Person shall also mean (a) any officer, director or trustee of such Person or (b) any spouse, parent, sibling or descendant of any Person described in clause (a) above.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management or policies of such Person directly or indirectly, whether through ownership of voting securities, by Contract or otherwise; and the terms “controlling” and

“controlled” having meanings correlative to the foregoing.  However, for purposes of Sections 3.9, 3.19 and 6.1, hereof, the term “Affiliates” shall not include any entities in which Larsen MacColl Partners, L.P., LMP Management Group, Inc., or their respective Affiliates own equity interests, hold indebtedness, or for which they serve as an investment manager.

“Agreement” means this Membership Interest Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Benefit Plans” means employee benefit plans, programs, policies, arrangements or agreements, including “employee welfare benefit plans” and “employee pension benefit plans”, as defined in Sections 3(1) and 3(2), respectively, of ERISA, maintained or sponsored by any Company or the Subsidiary for the benefit of current or former employees, officers and/or directors (or their respective dependents or beneficiaries) of any Company or the Subsidiary, with respect to which any Company or the Subsidiary has any material liability.

“Business Day” means any day of the year other than (a) any Saturday or Sunday, or (b) any other day on which banks located in Philadelphia, Pennsylvania are authorized or required by Law to be closed for business.

“Cash” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts of the Companies and the Subsidiary.  For the avoidance of doubt, Cash shall, without duplication, (a) be calculated net of issued but uncleared checks and drafts as of the close of business on the day immediately preceding the Closing Date, and (b) include checks, ACH transactions and other wire transfers and drafts deposited for the account of the Companies and the Subsidiary as of the close of business on the day immediately preceding the Closing Date.

“Closing Indebtedness” means the Indebtedness of the Companies and the Subsidiary as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as in effect as of the Closing Date.

“Company Transaction Expenses” means the fees and expenses of the consultants, financial advisors, attorneys, accountants, management companies or other agents and representatives retained by the Companies or the Subsidiary for services rendered (including research, preparation, drafting documents, negotiations, due diligence assistance, consultations, assessments or valuations) in connection with the transactions contemplated by this Agreement and any bonuses or other compensation paid to any employees of the Companies or the Subsidiary in connection with the transactions contemplated by this Agreement.

 “Computer Software” means all computer software, including source code, operating systems and specifications, data, databases, files, documentation, and other materials related thereto.

“Confidential Information” means the information conveyed to the Purchaser which the Purchaser is required to retain in strict confidence pursuant to the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated August 13, 2014, by and between Celadon Trucking and BB&T Capital Markets, for itself and as a representative and on behalf of the Companies.

“Continuing Indebtedness” means, with respect to the Companies and the Subsidiary, the Indebtedness listed on Schedule 1.1(a).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, guarantee, deed, mortgage, lease, sublease, license, sublicense, or other written arrangement or agreement, including all amendments thereto, but not including any purchase orders, invoices, sales quotes or similar items entered into in the Ordinary Course of Business.

“Desktop Software” means any third-Person Computer Software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written Contract executed by the licensee, including software licensed by shrink-wrap or click-wrap licenses.

“Environment” shall mean any of the following media:

(a)           land, including surface land, sub-surface strata and any natural or man-made structures;

(b)           water, including coastal and inland waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and

(c)           air, including indoor and outdoor air.

“Environmental Laws” means all applicable Laws in effect as of the Closing relating to pollution and protection of the Environment or Hazardous Substances, including without limitation any Laws relating to the generation, manufacture, use, processing, treatment, storage, release, distribution, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability relating to the generation, manufacture, use, processing, treatment, storage, release, distribution, transport or disposal of Hazardous Substances.  Included within this definition is the following non-inclusive list of Laws: the Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, and any applicable United States federal, state or local Law having a similar subject matter.

“Environmental Matter” means:

(a)           pollution or contamination of the Environment or the occurrence or existence of Hazardous Substances in the Environment on the Real Property or of an unpermitted Release;

(b)           the treatment, handling, storage, transportation, disposal or Release of any Hazardous Substance;

(c)           exposure of any Person to any Hazardous Substance; and/or

(d)           the violation of any Environmental Law or any Environmental Permit.

“Environmental Permit” means any Permit issued, granted or required under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect as of the Closing Date, and the regulations promulgated thereunder.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Authority), 3.2 (Organization), 3.3 (Capitalization), 3.14 (Brokers and Finders; Company Transaction Expenses), 4.1 (Authority), 4.2 (Ownership), 4.4 (Brokers and Finders), 5.1 (Authority of the Purchaser), 5.3 (Brokers, etc.), and 5.4 (Securities).

“GAAP” means United States generally accepted accounting principles in effect at the applicable time, consistently applied by the Companies.

“Governmental Authority” means any federal, provincial, state, municipal or foreign entity, government or any political subdivision or other executive, legislative, administrative, judicial or other governmental department, commission, court, arbitrator, board, bureau or agency and any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority over the applicable Person.

“Hazardous Substance” means, collectively, any (a) petroleum or petroleum products, or derivative or fraction thereof, radioactive materials (including radon gas), asbestos in any form that is friable, urea-formaldehyde foam insulation, and polychlorinated biphenyls, and/or (b) any chemical, material, substance or waste, which on the Closing Date, is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “restricted hazardous wastes,” “contaminants,” or “pollutants”, in each case as regulated under Environmental Laws.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person for borrowed money and amounts payable under debt or debt-like instruments, including outstanding promissory notes or letter of credit facilities and any principal, interest, overdrafts, premiums, make whole premiums or payments, prepayment, termination and other penalties and expenses with respect to the foregoing; (b) all obligations resulting from such Person’s obligation to terminate any interest rate protection agreements, foreign currency exchange arrangements, or other interest or exchange rate commodity or other hedging arrangements, to which such Person is a party; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (d) all indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities which amounts are secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed; (e) all guarantees, whether direct or indirect, by such Person of indebtedness of any other Person with respect to borrowed money, notes payable or amounts outstanding under letter of credit facilities; and (f) all capital lease obligations that have or should have been capitalized in accordance with GAAP.

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 9.

“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 9.

“Intellectual Property” means all of the following: United States and foreign (a) patents, patent applications, continuations, continuations in part, divisions, reissues or patent disclosures, (b) trademarks, service marks, corporate names, trade names or fictitious names (and all translations adaptations, derivations and combinations of the foregoing), together with all goodwill associated with each of the foregoing, (c) internet domain names and registrations thereof, (d) copyrights, whether registered or unregistered, together with all goodwill associated with each of the foregoing, (e) registrations and applications for any of the foregoing, and (f) computer software and systems (including source code, executable code, data, databases, and documentation).

“IRS” means the Internal Revenue Service.

“Knowledge of the Companies,” or variations thereof, means the actual or constructive knowledge (based on the exercise of reasonable care and diligence) of Ken Buck and Matt Coury, as a result of the reasonable conduct by them of the duties associated with their respective offices with the Companies.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Authority, in each case, as enacted and in effect on or prior to the Closing Date.

“Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, pledge, restriction on transfer, hypothecation, easement, right-of-way, indenture, license to third parties, lease to third parties or any other encumbrance or other restriction or limitation on the use of real or personal property.

“Loss” or “Losses” means any and all damages, losses, Actions, proceedings, causes of action, obligations, liabilities, claims, Liens, penalties, deficiencies, awards, fines, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ fees and other costs of litigation, after taking into account all reserves reflected in the Financial Statements and/or in the books and records of the Companies and the Subsidiary as of the Closing Date, but in any event shall exclude (a) any interest, other than interest owing to a third party claimant or Governmental Authority by any Indemnified Person and arising out of or levied as a result of the incurrence of any Losses, and (b) consequential, punitive, special or incidental damages, lost profits or diminution in value claimed, incurred or suffered by any Indemnified Person.  In addition to the foregoing, Losses shall include any costs and expenses, including court costs and reasonable attorneys’ fees and other costs of litigation, incurred by an

Indemnified Person in the successful enforcement of its indemnification rights under Article 9 of this Agreement.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Companies and the Subsidiary, taken as a whole; provided that for purposes of this Agreement none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes to the United States economy or the global economy, in each case, as a whole, or that are generally applicable to the industry or markets in which the Companies and the Subsidiary operate, (b) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the Business, (ii) national or international political or social conditions, including any military action or terrorist attack, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) any change or amendment to any Law or any change in the manner in which any Law is or may be enforced, or (vi) the announcement or performance of this Agreement or the transactions contemplated by this Agreement, including any reaction of customers, suppliers or employees of the Companies and the Subsidiary, and (c) any action taken by Purchaser or any of its Affiliates or representatives.

“Material Contracts” means all of the following Contracts to which any Company or the Subsidiary is a party or by which any of them is bound: (a) any Contract which involves payment to or from any Company or the Subsidiary in excess of $100,000 during any twelve (12) month period and which is not terminable without penalty on notice of ninety (90) days or less; (b) any Contract for the sale or disposition of any of the assets of any Company or the Subsidiary having a value in excess of $100,000 or for the grant to any Person of any rights to purchase any assets of any Company or the Subsidiary having a value in excess of $100,000; (c) any joint venture, partnership or limited liability company agreements or other agreements (however named) involving a sharing of profits or losses with any other Person; (d) any Contract containing covenants of any Company or the Subsidiary not to compete in any line of business or with any Person in any geographical area for any period of time; (e) any Contract containing covenants of any other Person not to compete against any Company in any line of business or in any geographical area for any period of time; (f) any Contract relating to the acquisition by any Company or the Subsidiary of any assets of any other Person having a value in excess of $100,000 or any operating business or the capital stock of any other Person; (g) any Contract relating to any Indebtedness, guarantee, loan, advance (other than travel and entertainment allowances to employees of any Company or the Subsidiary extended in the Ordinary Course of Business), investment in any Person, letter of credit, surety bond or financing agreement or instrument or other Contract for money borrowed, including any agreement or commitment for any such future loans, advances, investments in any Person, credit or financing entered into by any Company or the Subsidiary; (h) any leases, rental agreements, licenses, installment and conditional sale agreements, and other contracts or arrangements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, which involves aggregate payments in excess of $100,000 in any twelve (12) month period; (i) any written employment, agency or severance agreements to which any Company or the Subsidiary is a party with respect to any employee, agent or former employee or agent of any

Company or the Subsidiary and which may not be terminated at will, or by giving notice of ninety (90) days or less, without cost or penalty; (j) any Contract (other than this Agreement or any agreement or instrument entered into pursuant to this Agreement) with any Company or the Subsidiary and (i) any Affiliate of any Company or the Subsidiary, (ii) any current or former officer or director of any Company or the Subsidiary or (iii) any Contracts relating to any other Affiliate Transactions; (k) any Contract involving any resolution or settlement of any actual or threatened Action in the last three (3) years involving an amount in dispute in excess of $100,000; (l) any Contract granting or evidencing a Lien on any properties or assets of any Company or the Subsidiary other than a Permitted Lien; and (m) any Contract containing a grant by any Company or the Subsidiary to a third Person of any rights to any Intellectual Property of any Company or the Subsidiary or any grant to any Company or the Subsidiary of any rights to any Intellectual Property of any third Person involving aggregate payments in excess of $100,000 in any twelve (12) month period.

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ, or order of any nature of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of any Company or the Subsidiary, as applicable, consistent with past custom and practice (including with respect to quantity and frequency).

“Payoff Letters” means customary pay-off letters from the holders of Closing Indebtedness (other than the Continuing Indebtedness) which provide for the release of all Liens and the termination of all agreements and other security interests relating to such Closing Indebtedness following the payment in full of such Closing Indebtedness.

“Permitted Liens” means: (a) Liens in respect of liabilities shown or reflected in the balance sheets included in the Financial Statements, (b) Liens arising by operation of Law for  current Taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (c) Liens arising by operation of Law by virtue of the rights of customers, suppliers and subcontractors in the Ordinary Course of Business under general principles of commercial law and, in the case of the Companies, which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, any of the properties or assets of any Company or the Subsidiary, (d) Liens arising under or relating to intercompany loans, (e) Liens of carriers, landlords, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet delinquent, (f) Liens attaching to inventory held by consignees in the ordinary course of business, (g) zoning, building codes and other land use regulations imposed by any Governmental Authority, (h) Liens created by any act of Purchaser, (i) such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the Real Property, (j) matters of plat with respect to the Real Property, (k) oil, gas, and mineral rights of record against the Real Property, (l) such matters as would be disclosed by an accurate survey or inspection of the Real Property, (m) easements, rights-of-way, covenants, conditions, restrictions and other similar matters, all of which do not materially impair the use or occupancy of the Real Property or other assets in the operation of the Business by any Company or the Subsidiary, and (n) Liens arising under or relating to the Continuing Indebtedness.

“Person” means any individual, corporation, partnership, association, limited liability company, joint venture, trust, estate, governmental or quasi-governmental authority, agency, instrumentality or political subdivision or body or other entity or organization.

“Pre-Closing Period” means any period that ends on or before the Closing or, with respect to a period that includes but does not end on the Closing, the portion of such period up to (but not including) the day of the Closing.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Substances into the Environment, and “Released” shall be construed accordingly.

“Schedules” means the schedules attached to this Agreement and forming part of this Agreement.

“Securities Acts” means (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “Tax” or “Taxes” means all taxes, charges, fees, duties, levies or other assessments, including income Taxes, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value-added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

“Tax Benefit” means the present value of any refund, credit or reduction in otherwise required Tax payments (net of any reduction of depreciation, amortization or other deductions as a result of an adjustment to the Final Purchase Price), which net present value shall be computed as of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or is reasonably estimated to be actually utilized, whichever is later, using (a) the Tax rate applicable to the highest level of income with respect to such Tax under applicable Laws on such date or (b) the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of a notice of proposed deficiency under the Code or other applicable Laws.

“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority.

“Transaction Documents” means all documents executed and delivered by any Company or the Subsidiary, the Purchaser or any Seller in connection with the Closing.

1.2.           Additional Defined Terms.  In addition to the terms defined in Section 1.1 above, the following additional defined terms are defined in the respective Section set forth opposite such term below:

DEFINED TERM	SECTION
A&S	Preamble
Accountant	2.4(b)
Acquisition Claim	9.9
Action	3.11
Affiliate Transactions	3.19
ASKL	Recitals
ASREH	Preamble
Audited Financial Statements	3.8(a)
Balance Sheet Date	3.8(b)
Business	Recitals
Claim Notice	9.6
Closing	2.1
Closing Date	7.1
Company(ies)	Preamble
Company Intellectual Property	3.7(a)
Deductible	9.4(a)
Excluded Assets	6.4(a)
Final Purchase Price	2.5(e)
Financial Statements	3.8(b)
Fundamental Cap	9.4(b)
General Cap	9.4(b)
Holdback Amount	2.3(a)
HVEC	Preamble
Interim Financial Statements	3.8(b)
Leased Real Property	3.5(b)
Liability Policies	6.3
Licensed Intellectual Property	3.7(b)
Material Customer	3.20(a)
Material Supplier	3.20(b)
Membership Interests	Recitals
Miller & Martin	10.15
Notice of Dispute	2.5(b)
Open Claim	2.3(c)
Owned Real Property	3.5(a)
Permits	3.18(a)
Pro-Rata Share	9.2(a)
Proprietary Information	6.1(b)
Purchase Price	2.2(a)
Purchaser	Preamble

DEFINED TERM	SECTION
Purchaser Indemnified Parties	9.2(a)
Records	6.2(a)
Required Consents	3.4
Resolution Period	2.5(b)
Run-Off Insurance Policies	6.3
Seller or Sellers	Preamble
Seller Indemnified Parties	9.3
Seller Representative	Preamble
Sellers’ Account	2.2(b)(iv)
Subsidiary	Recitals
Third-Party Claim	9.7
WARN	3.16(b)

1.3.           Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules and Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement.  Reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  References to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement unless otherwise clearly indicated.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1.           Purchase and Sale.  Subject to the terms and conditions hereof, at the closing of the transactions contemplated hereby (the “Closing”), each Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and take assignment and delivery of, all of each Seller’s right, title and interest in and to the issued and outstanding Membership Interests shown as being owned by each Seller as of the Closing on Schedule 3.3, representing, in the aggregate, all of the issued and outstanding Membership Interests of the Companies.

2.2.           Payment of the Purchase Price.

(a)           The aggregate purchase price payable by the Purchaser to the Sellers for the Membership Interests shall be: $55,000,000 (the “Purchase Price”) which shall be allocated as set forth in Section 2.4.  On the Closing Date, the Purchase Price shall be payable in accordance with Section 2.2(b).  Following the Closing, the Purchase Price shall be subject to adjustment pursuant to Article 8 relating to Tax matters and Sections 9.2 and 9.3 relating to indemnification by the Sellers and the Purchaser.

(b)           At the Closing, the Purchaser shall pay, by wire transfer of immediately available funds, an aggregate amount equal to the Purchase Price, in accordance with the following:

(i)           The Purchaser will pay, by wire transfer of immediately available funds on behalf of the Companies and the Subsidiary, the Closing Indebtedness (other than the Continuing Indebtedness) in accordance with the Payoff Letters delivered pursuant to Section 7.2(b);

(ii)           The Purchaser will pay, by wire transfer of immediately available funds on behalf of the Companies and the Subsidiary, the Company Transaction Expenses in accordance with the payment instructions delivered by the Seller Representative prior to the Closing; and

(iii)           The Purchaser will pay, by wire transfer of immediately available funds into the account designated in writing by the Seller Representative (the “Sellers’ Account”) for the benefit of the Sellers, an aggregate amount equal to the sum of (A) the Purchase Price, minus (B) the Holdback Amount, minus (C) the Closing Indebtedness (other than the Continuing Indebtedness), and minus (D) the Company Transaction Expenses.

2.3.           Purchase Price Holdback.

(a)           The Purchaser shall holdback $2,750,000 of the Purchase Price (the “Holdback Amount”) to provide a source for payment of amounts that become due and payable from the Sellers to the Purchaser Indemnified Parties pursuant to Article 9 hereof.

(b)           Subject to the provisions of Article 9, any payments required to be made by the Sellers to any of the Purchaser Indemnified Parties pursuant to this Article 9 of this Agreement shall first be satisfied from the Holdback Amount.  Notwithstanding the foregoing, the Purchaser Indemnified Parties may only recover for indemnifiable Losses described in Section 9.2(b) against the Holdback Amount up to an amount equal to such breaching Seller’s Pro-Rata Share of the Holdback Amount remaining at the time such claim is finally resolved.

(c)           On the first anniversary of the Closing Date, the Purchaser shall pay to the Seller Representative (on behalf of the Sellers) in immediately available funds an amount equal to the Holdback Amount, minus (i) the amount of any indemnification claims made by Purchaser under Article 9 which have been finally determined to be due and owing by the Sellers, and minus (ii) the amount, if any, of any pending indemnification claims made by Purchaser under Article 9 which have not been finally resolved in accordance with Article 9 hereof (each an “Open Claim”).

(d)           At any time after the first anniversary of the Closing Date, if any then-remaining Open Claims are withdrawn or resolved by the parties pursuant to Article 9, then the Purchaser shall pay to the Seller Representative (on behalf of the Sellers) in immediately available funds, the then-remaining balance of the Holdback Amount (in excess of the amount of any remaining Open Claims).

2.4.           Allocation of the Purchase Price.

(a)           The parties acknowledge and agree that the purchase of the Membership Interests will be treated as the sale of partnership interests within the meaning of Section 741 of the Code by the Sellers and a purchase of assets by the Purchaser.  After a thorough analysis of the transaction and arms’ length negotiations between the parties, the parties agree that the Purchase Price shall be allocated among the Membership Interests of the Companies as set forth on Exhibit B, and, with respect to the Purchase Price allocated to the Membership Interests of A&S, shall be allocated among the assets of A&S as follows:

(i)           An amount equal to the Accounts Receivable (net of any allowance for doubtful accounts) as of the Closing Date shall be allocated to such Accounts Receivable, in accordance with the net amount of each such item reflected in the Companies’ books and records as of the Closing Date in accordance with GAAP;

(ii)           An amount equal to the inventory as of the Closing Date shall be allocated to inventory, in accordance with the amount of each such item reflected in the Companies’ books and records as of the Closing Date in accordance with GAAP;

(iii)           An amount equal to all prepaid items as of the Closing Date shall be allocated to such prepaid items, in accordance with the amount of each such item reflected in the Companies’ books and records as of the Closing Date in accordance with GAAP;

(iv)           An amount equal to the fair market value of the machinery and equipment (including all tractors and trailers), as mutually agreed to in good faith by the Seller Representative and the Purchaser within thirty (30) days after the Closing Date, shall be allocated to the machinery and equipment;

(v)           An amount equal to the fair market value of all intangibles not included in Section 197 of the Code, as mutually agreed to in good faith by the Seller Representative and the Purchaser within thirty (30) days after the Closing Date, shall be allocated to such intangibles; and

(vi)           The balance of the Purchase Price shall be allocated to Section 197 intangibles (within the meaning of the Code), including goodwill.

(b)           On or prior to the thirtieth (30th) day following the Closing Date, the Purchaser shall deliver to the Seller Representative the Purchaser’s good faith determination of the dollar amounts to be allocated to the items set forth in Section 2.4(a).  The Seller Representative shall have thirty (30) days to object to the Purchaser’s determinations. The

Purchaser shall afford the Seller Representative and its accountants full access to the books and records of the Purchaser as they pertain to the allocations during such thirty (30) day period. Thereafter, the Purchaser and the Seller Representative shall have an additional thirty (30) days to mutually agree on the respective allocations. If the Purchaser and the Seller Representative do not agree on the respective allocations within such period, then the disputed items shall be presented to a national or regional firm of certified independent public accountants mutually acceptable to the Purchaser and the Seller Representative that is not the regular accounting firm of the Purchaser, the Companies or the Sellers (the “Accountant”).  The Accountant shall act as an arbitrator to determine only those items with respect to the purchase price allocation which are still in dispute.  The Accountant’s determination shall be final and binding against the parties and enforceable in any court of competent jurisdiction.  The fees and expenses of the Accountant shall be allocated to and be paid 50% by the Purchaser, on one hand, and 50% by the Seller Representative (on behalf of the Sellers), on the other hand.

(c)           The Purchaser and the Seller Representative will cooperate in the timely preparation of Purchaser’s IRS Form 8594 in accordance with Sections 2.4(a) and (b) with respect to the purchase and sale hereunder.  The Purchaser and the Seller Representative shall promptly give each other notice, in accordance with Section 10.3, of any changes to the foregoing information prior to the due date or filing of any Form 8594.

(d)           The parties shall be bound by the allocation of the Purchase Price as finally determined as set forth in this Section 2.4, and shall apply such allocation for all purposes, including determining any Taxes, shall prepare and file all Tax Returns, including, for the Purchaser, Form 8594, in a manner consistent with such allocations, and shall not take any position inconsistent with such allocation in any Tax Return, proceeding before any Governmental Entity or otherwise.  In the event that any allocation hereunder is questioned, audited or disputed by any Governmental Entity, the party receiving notice thereof shall promptly notify and consult with the other parties concerning the strategy for the resolution thereof, and shall keep the other parties apprised of the status of such question, the Tax proceeding and the resolution thereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Each of the Companies represents and warrants to the Purchaser that each of the representations and warranties in this Article 3 is true and correct as of the Closing Date:

3.1.           Authority.  The execution, delivery and performance by each Company of this Agreement and the Transaction Documents to which such Company is a party have been duly authorized by all necessary limited liability company action of each Company, and each Company has all requisite limited liability company power and authority to enter into this Agreement and the Transaction Documents to which such Company is a party and to carry out the transactions contemplated herein and therein.  This Agreement has been, and the Transaction Documents to which each Company is a party, when executed and delivered in accordance with the terms hereof, will be, validly executed and delivered by each Company (to the extent such Company is a party thereto)  and will constitute the legal, valid and binding obligation of each Company (to the extent such Company is a party thereto), enforceable against each Company (to the extent such Company is a party thereto) in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

3.2.           Organization. A&S is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  HVEC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  ASREH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Pennsylvania.  ASKL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Companies and the Subsidiary are duly qualified to do business and are in good standing in each jurisdiction where the conduct of their business or ownership of their properties requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  The Companies and the Subsidiary have all requisite limited liability company power and authority to own, lease and operate their respective properties and carry on their business as presently conducted.

3.3.           Capitalization.

(a)           The outstanding membership interests of each of the Companies and the Subsidiary are as set forth on Schedule 3.3, which shows the percentage interest of the Membership Interests held by each Seller.  Except as set forth on Schedule 3.3, there are no outstanding (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other Contracts that require any Company or the Subsidiary to issue, deliver, sell, or otherwise cause to become outstanding any of their respective equity interests or securities convertible into or exchangeable for any of their respective equity interests or (ii) equity appreciation, phantom equity, profit participation or similar rights with respect to the membership interests of, or other equity interest in, any Company and the Subsidiary.  Neither any Company nor the Subsidiary has any authorized or outstanding Indebtedness pursuant to which the holders thereof have the right to vote (or which is convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of membership interests of any of the Companies or the Subsidiary on any matter.

(b)           Other than the membership interests in ASKL held by A&S, none of the Companies owns any securities or other equity interests in any Person.

3.4.           No Conflicts; Consents and Approvals.  Assuming (i) the payment of the Closing Indebtedness (other than the Continuing Indebtedness) in accordance with Section 2.2(b)(i), (ii) the Purchaser’s compliance with its other obligations under this Agreement, and (iii) the receipt of the consents, approvals and waivers listed on Schedule 3.4 (the “Required Consents”), the execution and delivery by each Company of this Agreement and the Transaction Documents to which such Company is a party do not, and the consummation of the transactions contemplated hereby and thereby and the performance by such Company of its obligations hereunder and thereunder, will not: (a) violate or conflict with, or result in a breach of, any term, condition or provision of, or constitute (with the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or require any payment or result in the acceleration of any payments required thereunder), under (i) the certificate of formation or operating agreement (or other organizational agreement) of any Company or the Subsidiary, (ii) any Material Contract to which any Company or the Subsidiary is a party or by which any Company or the Subsidiary, or the properties or assets owned or used by the Companies or the Subsidiary, are bound, or (iii) any Law applicable to the Companies or the Subsidiary; or (b) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or used by the Companies.  Other than the Required Consents, to the Knowledge of the Companies, no authorization, consent, permit or approval of, or filing with, any Governmental Authority or any other Person is required to be obtained or made by any Company or the Subsidiary in connection with the execution and delivery of this Agreement by each Company or the execution and delivery of any of the Transaction Documents to which such Company is a party.

3.5.           Real Property.

(a)           Neither A&S, HVEC nor ASKL owns any real property.  Schedule 3.5(a) contains a true and complete list of all real property owned by ASREH (the “Owned Real Property”).  ASREH has good and marketable title in fee simple to all the Owned Real Property, free and clear of all Liens except for Permitted Liens.

(b)           Schedule 3.5(b) sets forth a true and complete list of all real property leased by any of the Companies or the Subsidiary (the “Leased Real Property”).  True and correct copies of all leases, and all amendments to such leases, have been delivered to the Purchaser.  A&S has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens except for Permitted Liens.   All leases listed on Schedule 3.5(b) are in full force and effect, and no material breach thereof by any of the Companies or the Subsidiary has occurred and is continuing.

(c)           No Owned Real Property is currently subject to condemnation proceedings, and, to the Knowledge of the Companies, no condemnation or taking is threatened or contemplated with respect to the Real Property.  To the Knowledge of the Companies, there are no facts or circumstances that would adversely affect the possession, use or occupancy of any of the Real Property by the Purchaser after Closing.  The Companies and the Subsidiary have all easements, rights, licenses, permits and approvals necessary to continue operation of the Business at the Real Property.

(d)           All of the buildings, structures and appurtenances situated on the Real Property are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are presently being used, and the Companies and the Subsidiary, as applicable, have adequate rights of ingress and egress for operation of the Business at the Real Property in the Ordinary Course of Business.

3.6.           Assets.  The Companies and the Subsidiary own or lease under valid leases all tangible assets necessary for the conduct of the Business as presently conducted.  The Companies and the Subsidiary have good and valid title to, or a valid leasehold interest in, all of the material tangible assets of the Companies and the Subsidiary, free and clear of all Liens

except Permitted Liens.    Schedule 3.6 sets forth a true and complete list of all tractors, trailers and other rolling stock owned or leased by any of the Companies as of the Closing Date.  The rolling stock of the Companies and the Subsidiary (i) is in good working condition and repair (ordinary wear and tear excepted), except for items which are under repair or out of service in the Ordinary Course of Business, and (ii) meets the Department of Transportation (DOT) vehicle inspection requirements in all material respects.

3.7.           Intellectual Property.

(a)           Set forth on Schedule 3.7(a) is a list of all (i) patented or registered Intellectual Property owned by the Companies or the Subsidiary, (ii) pending patent applications or other applications for registration of Intellectual Property by the Companies or the Subsidiary, and (iii) Internet domain names registered to the Companies or the Subsidiary (collectively, the “Company Intellectual Property”).

(b)           Set forth on Schedule 3.7(b) is a list of all (i) written licenses (other than licenses for Computer Software) to which any Company or the Subsidiary is a party as a licensee, and any other Contracts under which any Company or the Subsidiary receives any rights to Intellectual Property from a third Person, and (ii) licenses for Computer Software to which any Company or the Subsidiary is a party (excluding Desktop Software) with license or user fees in excess of $100,000 on an annual basis (collectively, the “Licensed Intellectual Property”).

(c)           Except as set forth on Schedule 3.7(c), (i) the Companies and the Subsidiary own and possess all right, title and interest in and to the Company Intellectual Property, and have a valid right to license or use the Licensed Intellectual Property, in the operation of the Business as currently conducted, (ii) the Company Intellectual Property is valid, subsisting, and in full force or effect, and has not been cancelled, expired or abandoned other than in the reasonable business judgment of such Company or the Subsidiary, and (iii) each Company and the Subsidiary has, in its reasonable business judgment, filed all documents and paid all taxes, fees, and other financial obligations required to renew and maintain in full force and effect all patents or registrations with respect to such Company Intellectual Property.

(d)           Except as set forth on Schedule 3.7(d):

(i)           Neither any Company nor the Subsidiary has received any written notice alleging infringement related to the conduct of the Business as presently conducted or alleging the misappropriation of any Intellectual Property of any third Person, and, to the Knowledge of the Companies, (A) neither any Company nor the Subsidiary has infringed or misappropriated any Intellectual Property of any third Person; and (B) the conduct of the Business as presently conducted does not infringe upon any Intellectual Property owned or controlled by any third Person;

(ii)           to the Knowledge of the Companies: (A) no third Person has infringed or misappropriated any of the owned Company Intellectual Property;

and (B) no such claims have been brought or threatened against any third Person by any Company or the Subsidiary; and

(iii)           (A) each Company and the Subsidiary owns, or has sufficient license to use, all Computer Software currently being used by such Company or the Subsidiary; and (B) each Company and the Subsidiary is in compliance in all material respects with all provisions of any Contract pursuant to which such Company or the Subsidiary has the right to use any Computer Software, including Desktop Software.

3.8.           Financial Statements.

(a)           Attached hereto as Schedule 3.8(a) are the Companies’ audited combined balance sheets and statements of income, stockholders’ equity and cash flow for the fiscal years ended December 31, 2012 and December 31, 2013 (the “Audited Financial Statements”).

(b)           Attached hereto as Schedule 3.8(b) are the Companies’ unaudited combined balance sheet as of September 30, 2014 (the “Balance Sheet Date”) and the related statements of income, stockholders equity and cash flow for the nine (9) month period ended on the Balance Sheet Date (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(c)           The Financial Statements have been prepared based on the Companies’ books of account and related records, and fairly present, in all material respects, the combined financial condition of the Companies as of the referenced dates and the combined results of operations of the Companies for the periods presented, all in accordance with GAAP; provided, however, the Interim Financial Statements are subject to normal year end audit adjustments (which will not, individually or in the aggregate, be material) and lack footnotes and other presentation items.  As of the Closing Date, the Companies do not have any liability, claim, obligation or Indebtedness that in each instance is of a type required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, except for any such liabilities, claims, obligations or Indebtedness that (i) are reserved against or reflected in the Financial Statements, or (ii) have been incurred in the Ordinary Course of Business since the Balance Sheet Date.

(d)           All Accounts Receivable of the Companies reflected in the Financial Statements are valid receivables, except to the extent of any reserve reflected in the Financial Statements.

3.9.           Absence of Changes.  Since the Balance Sheet Date, except as set forth on Schedule 3.9, none of the following have occurred:

(a)           Neither any Company nor the Subsidiary has experienced any damage, destruction, or loss to any of its assets or property involving in excess of $100,000 per occurrence (which is not covered by insurance);

(b)           Neither any Company nor the Subsidiary has incurred, assumed, modified, created or guaranteed (as applicable) (i) any Indebtedness in excess of $100,000 (excluding trade payables and accounts payable, and borrowings under the revolving credit facility of the

Companies and the Subsidiary), or (ii) any Lien upon any of their respective assets other than a Permitted Lien;

(c)           Neither any Company nor the Subsidiary has sold, leased, transferred, or assigned any of its respective assets, tangible or intangible, with a book value in excess of $100,000 other than in the Ordinary Course of Business;

(d)           Neither any Company nor the Subsidiary has made any material capital investment in, any loan to, or any acquisition (by merger, consolidation, acquisition of securities or assets, or by any other manner, in a single transaction or a series of related transactions) of, any other Person or business or division thereof (other than credit terms extended in the Ordinary Course of Business);

(e)           Neither any Company nor the Subsidiary has granted any license or sublicense of any rights under or with respect to, any Company Intellectual Property;

(f)           Neither any Company nor the Subsidiary has entered into any employment, severance, change of control, or consulting Contract (other than at-will employment arrangements in the Ordinary Course of Business) or modified in any material respect the terms of any existing employment or consulting Contract or agreement outside the Ordinary Course of Business;

(g)           Neither any Company nor the Subsidiary has amended or restated its respective organizational documents;

(h)           Neither any Company nor the Subsidiary has entered into, materially amended or become subject to, any joint venture, partnership, joint development or similar agreement or arrangement;

(i)           Neither any Company nor the Subsidiary has made any material change in the accounting, auditing or Tax reporting methods, principles, policies or practices used by the Companies and the Subsidiary, other than such changes required by GAAP or by applicable Law;

(j)           Neither any Company nor the Subsidiary has paid, discharged, settled or satisfied any Actions, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount greater than $100,000 individually, other than accounts payable and similar items in the Ordinary Course of Business;

(k)           Neither any Company nor the Subsidiary has announced, implemented or effected any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Companies and the Subsidiary (other than employment terminations in the Ordinary Course of Business);

(l)           Except as set forth on Schedule 3.19, neither any Company nor the Subsidiary has entered into any transaction with an Affiliate that would be required to be disclosed under Section 3.19; and

(m)           Neither any Company nor the Subsidiary has committed to take any of the foregoing actions.

3.10.           Taxes.

(a)           Except as set forth on Schedule 3.10(a), (i) the Companies and the Subsidiary have timely filed all Tax Returns except where the failure to so file would not reasonably be expected to have a Material Adverse Effect, (ii) all such Tax Returns are correct and complete, in all material respects, and prepared in accordance with applicable Laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such Tax Returns were due, (iii) the Companies and the Subsidiary have paid all Taxes due and payable in respect of such Tax Returns and (iv) there are no unpaid assessments for additional Taxes for any period.  Correct and complete copies of all federal, state and foreign tax returns filed by any Company or the Subsidiary during the three (3) year period preceding the date of this Agreement have been provided to the Purchaser.  There are no Liens for Taxes upon the assets of any Company or the Subsidiary, other than Permitted Liens.

(b)           Neither any Company nor the Subsidiary has been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

(c)           Each of the Companies and the Subsidiary have (i) withheld all required amounts of Taxes from its employees and remitted such amounts to the proper agencies; (ii) paid all required employer contributions and premiums for social security and unemployment tax purposes; and (iii) filed all required federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.

(d)           Neither any Company nor the Subsidiary has executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by any Company or the Subsidiary with respect to any Taxes is currently in force.

(e)           No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are currently in progress or pending with regard to any Taxes or Tax Returns of any Company or the Subsidiary.

(f)           Neither any Company nor the Subsidiary has entered into any agreement with any governmental agency relating to Taxes which affects any taxable year ending after the Closing Date.

(g)           Neither any Company nor the Subsidiary is a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

(h)           Since the date of their respective formations, each of the Companies has been properly classified as a partnership within the meaning of Code Section 7701(a)(2) for all relevant income Tax purposes, and neither any Company nor the Subsidiary has filed an election to be taxed as a corporation for United States federal income tax purposes.

3.11.           Litigation.  Except as set forth on Schedule 3.11, there is no demand, claim, suit, audit, investigation, notice of violation or non-compliance, action, arbitration or legal, administrative or other proceeding (including appeals) (each, an “Action”) pending, or, to the Knowledge of the Companies, threatened, against any Company or the Subsidiary involving any of their respective businesses, properties or assets.  Except as set forth on Schedule 3.11, neither any Company nor the Subsidiary is subject to any Order.

3.12.           Employee Benefits and Related Matters.

(a)           Schedule 3.12(a) sets forth a correct and complete list of each Benefit Plan.  Neither any Company nor the Subsidiary has any plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would materially affect any current or former employee, consultant or director of any Company or the Subsidiary.

(b)           With respect to each Benefit Plan: (i) each Benefit Plan has been administered in compliance in all material respects with its terms including, but not limited to, any provisions relating to contributions thereunder, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other federal, state and other applicable Laws as they relate to such Benefit Plans (including, without limitation, provisions relating to filing, termination, reporting, disclosure and continuation coverage obligations pursuant to COBRA); (ii) there are no proceedings, suits or claims (other than routine claims for benefits) pending, or to the Knowledge of the Companies, threatened, with respect to any Benefit Plan, the assets of any trust thereunder, or the Benefit Plan sponsor or the Benefit Plan administrator with respect to the design or operation of any Benefit Plan; (iii) there is no pending or, to the Knowledge of the Companies, threatened, proceeding, investigation or inquiry involving any Benefit Plan before the IRS or any other Governmental Authority; and (iv) each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received from the IRS a favorable determination letter stating that the Benefit Plan is so qualified.

(c)           All contributions and premiums which any Company or the Subsidiary is required to pay under the terms of each of the Benefit Plans or the Code, have, to the extent due, been paid in full or properly recorded on the Financial Statements or records of such Company or the Subsidiary, and none of the Benefit Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year ended prior to the date of this Agreement.  No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of any Company or the Subsidiary.

(d)           The Companies and the Subsidiary do not currently maintain or sponsor and have not maintained or sponsored a “pension plan” (within the meaning of Section 3(2) of ERISA), which is subject to Title IV of ERISA or Section 412 of the Code.  The Companies and the Subsidiary do not have any current obligation to contribute, and have not had an obligation to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(e)           No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of any Company or the Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by COBRA or other applicable Law, (ii) death or retirement benefits under any Benefit Plan, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)           Except as set forth in Schedule 3.12(f), the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee, director, consultant or officer of any Company or the Subsidiary to severance pay, unemployment compensation or any other payment except as expressly provided for in this Agreement or as required by applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer.

(g)           To the Knowledge of the Companies, there have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Benefit Plans.

3.13.           Material Contracts.  Set forth on Schedule 3.13 is a list of the Material Contracts.  Correct and complete copies of each Material Contract, including amendments thereto, have been made available to the Purchaser.  Neither any Company nor the Subsidiary has received any written claim of breach of any Material Contract that would reasonably be expected to constitute a material default thereunder by either any Company or the Subsidiary.  Each of the Material Contracts is in full force and effect and is a valid and binding obligation of and is enforceable by such Company or the Subsidiary that is a party to such Material Contract in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.  To the Knowledge of the Companies, no counter-party to any Material Contract is in material default under the terms of such Material Contract.

3.14.           Brokers and Finders; Company Transaction Expenses.  Except for BB&T Capital Markets, the fees and expenses of which shall be included in the Company Transaction Expenses and paid at Closing by the Purchaser on behalf of the Companies as provided in Section 2.2, no broker or investment banker acting on behalf or under the authority of the Companies or the Sellers is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Companies in connection with any of the transactions contemplated herein.

3.15.           Insurance.  Set forth on Schedule 3.15 (a) is a list of all insurance policies, bonds, and insurance risk arrangements currently maintained by any Company or the Subsidiary.  All such policies are in full force and effect and neither any Company nor the Subsidiary is in material default, whether as to the payment of premium or otherwise, under the terms of such policies.  Except as set forth on Schedule 3.15 (b), there are no claims involving more than

$100,000 in any individual circumstance pending under any of such insurance policies and no such claim has been made under any of such insurance policies in the last two (2) years.  There are no pending material claims under any such policy as to which the respective insurers have denied coverage.

3.16.           Employees.

(a)           Except as set forth on Schedule 3.16(a), (i) each Company and the Subsidiary has complied in all material respects with all labor and employment Laws applicable to them, including without limitation those relating to wages, hours, affirmative action, workplace safety or health, immigration, retaliation, whistle blower, discrimination, equal employment opportunity and data privacy, (ii) neither any Company nor the Subsidiary is a party to a collective bargaining agreement having provisions covering any of their employees and neither any Company nor the Subsidiary is currently negotiating such an agreement, (iii) no complaint against any Company or the Subsidiary is currently pending or, to the Knowledge of the Companies, threatened before the National Labor Relations Board or the Equal Employment Opportunity Commission, and (iv) there are no labor strikes, disputes, requests for representation, slowdowns, or stoppages actually pending or, to the Knowledge of the Companies, threatened against any Company or the Subsidiary.

(b)           There are no pending or, to the Knowledge of the Companies, threatened claims by any employee or former employee of any Company or the Subsidiary with respect to his or her employment, termination of employment or any employee benefits (other than routine claims for benefits).  The Companies and the Subsidiary have not engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act (“WARN”) or any similar foreign, state or local Law (including, but not limited to, any state WARN acts), and none of the employees of any Company or the Subsidiary have suffered an “employment loss” (as defined in WARN and any similar Law) during the six (6) month period preceding the date of this Agreement.

(c)           The Companies and the Subsidiary are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices (including provisions thereof relating to immigration and citizenship, including proper completion and processing of Forms I-9 for all employees), terms and conditions of employment, wages and hours, workplace safety and nondiscrimination in employment, and are not engaged in any unfair labor practice.  No charge is pending or, to the Knowledge of the Companies, threatened, against any Company or the Subsidiary before any Governmental Authority alleging unlawful discrimination in employment practices, unsafe work conditions, or other illegal practices and no charge of or proceeding with regard to any unfair labor practice against any Company or the Subsidiary is pending before the National Labor Relations Board.

3.17.           Environmental.

(a)           The Companies have disclosed and made available to the Purchaser (i) all environmental assessments currently in the possession of any Company or the Subsidiary (including Phase I and Phase II reports) and (ii) all material records and correspondence currently in the possession of any Company or the Subsidiary relating to Environmental Matters,

Environmental Permits or compliance with Environmental Law, in each case with respect to the Real Property.

(b)           Neither any Company nor the Subsidiary has received (i) written notice of a pending or threatened action against any Company or the Subsidiary under any Environmental Law, (ii) any notice that it is potentially responsible for a federal, provincial, municipal or local cleanup site or corrective action under any Environmental Law, or (iii) any request for information in connection with any inquiries by any Governmental Authority relating to waste disposal sites.

(c)           To the Knowledge of the Companies, there is no non-compliance with any Environmental Laws by any Company or the Subsidiary that would reasonably be expected to result in any material Action under any Environmental Law.

(d)           The Companies and the Subsidiary have obtained, and are in compliance in all material respects with, all Environmental Permits required for the operation of the Business.

(e)           No Hazardous Substances have been or are being generated, manufactured, used, processed, treated, stored, Released, distributed, transported or disposed of by the Companies or the Subsidiary, except in compliance with applicable Environmental Laws.

3.18.           Compliance with Laws; Permits.

(a)           Except as set forth on Schedule 3.18, (i) the Companies and the Subsidiary are currently in compliance in all material respects with all applicable Laws, and (ii) each of the Companies and the Subsidiary are in possession of all permits, licenses, registrations and government authorizations (“Permits”) required under applicable Law for the current operation of the Business as conducted by the Companies and the Subsidiary or as necessary for the lawful ownership of their respective properties and assets, and each of the Companies and the Subsidiary are in compliance in all material respects with the requirements and limitations included in such Permits.

(b)           Nothing in this Section 3.18 requires any disclosure with respect to any matter specifically covered by any other representation or warranty contained in Sections 31.0 (Taxes), 3.11 (Litigation), 3.12 (Employee Benefits and Related Matters), 3.16 (Employees), and 3.17 (Environmental); it being acknowledged and agreed that all representations and warranties with respect to matters specifically described in such other Sections are excluded from the representations and warranties in this Section 3.18.

3.19.           Affiliate Transactions.  Set forth on Schedule 3.19 is a description of each arrangement pursuant to which (a) any of the Sellers or any of their Affiliates (other than the Companies and the Subsidiary) provides material services to any Company or the Subsidiary or (b) either any Company or the Subsidiary provides material services to any of the Sellers or any of their Affiliates (other than any Company and the Subsidiary) (such arrangements “Affiliate Transactions”).

3.20.           Customers and Suppliers.

(a)           Schedule 3.20(a) sets forth the ten (10) largest customers (as measured by revenues) of the Companies and the Subsidiary for the fiscal years ended December 31, 2013 and the nine (9) month period ended September 30, 2014 (each, a “Material Customer”) and sets forth opposite the name of each such Material Customer the approximate dollar value of revenues attributable to such Material Customer for each such period.  There is no currently pending or, to the Knowledge of the Companies, threatened dispute between any Company or the Subsidiary and any Material Customer that would reasonably be expected to materially adversely affect the relationship between any Company or the Subsidiary and any Material Customer.  Since the Balance Sheet Date, no Material Customer has notified any Company or the Subsidiary in writing that such Material Customer intends to materially reduce the amount of business that it does with any Company or the Subsidiary from the levels it has historically conducted with any Company or the Subsidiary or that it intends to terminate its relationship with any Company or the Subsidiary.

(b)           Schedule 3.20(b) sets forth the ten (10) largest suppliers (as measured by purchases by the Companies and the Subsidiary) of the Companies and the Subsidiary for the fiscal years ended December 31, 2013 and the nine (9) month period ended September 30, 2014 (each, a “Material Supplier”) and sets forth opposite the name of each such Material Supplier the approximate dollar value of purchases attributable to such Material Supplier for each such period.  There is no currently pending or, to the Knowledge of the Companies, threatened disputes between any Company or the Subsidiary and any Material Supplier that that would reasonably be expected to materially adversely affect the relationship between any Company or the Subsidiary and any Material Supplier.  Since the Balance Sheet Date, no Material Supplier has notified any Company  or the Subsidiary in writing that such Material Supplier intends to cease supplying any Company or the Subsidiary with the products it has historically supplied to any Company or the Subsidiary or that it intends to terminate its relationship with any Company or the Subsidiary.

3.21.           No Other Representations or Warranties.  Except for the representations and warranties of the Companies expressly set forth in this Article 3 and not in limitation hereof, neither any Company, the Subsidiary or any other Person makes any express or implied representation or warranty on behalf of any Company or the Subsidiary or otherwise, in each case in respect of the Business, the Companies, the Subsidiary or their respective assets, liabilities, prospects or otherwise.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to the Purchaser that each of the representations and warranties in this Article 4 is true and correct with respect to such Seller as of the Closing Date:

4.1.           Authority.  If an entity, such Seller is validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite entity authority to enter into this Agreement and the Transaction Documents to which such Seller is a party and to carry out the transactions contemplated herein and therein.  The execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby (including the sale, assignment and delivery of the Membership Interests pursuant to this Agreement) and thereby have been duly and validly authorized (by entity action or otherwise) by such Seller.  This Agreement constitutes, and the Transaction Documents to which such Seller is a party, when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as may be limited by: (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

4.2.           Ownership.  Such Seller is the beneficial and record holder of, and at the Closing shall transfer to the Purchaser good and valid title to, the Membership Interests shown as held by such Seller on Schedule 3.3, free and clear of all Liens (other than restrictions on transfer arising under the Securities Acts and state securities laws).

4.3.           No Conflicts; Consents and Approvals.  Other than the Required Consents, the execution and delivery by such Seller of this Agreement and the Transaction Documents to which such Seller is a party, does not, and the consummation of the transactions contemplated hereby and thereby and performance by such Seller of his, her or its obligations hereunder and thereunder, will not: (a) violate or conflict with, or result in a breach of, any term, condition or provision of, or constitute (with the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or require any payment or result in any acceleration of payments required thereunder), if applicable, under (i) the organizational documents of such Seller (if such Seller is an entity), (ii) any material Contract to which such Seller is a party or by which any of its  properties is bound, or (iii) any Law applicable to such Seller; or (b) result in the creation of any Lien upon any of such Seller’s Membership Interests or give to others any interest or right in any of such Seller’s Membership Interests.  Other than the Required Consents, no authorization, consent, or approval of, or filing with, any Governmental Authority or private third Person is required to be obtained or made by such Seller in connection with the execution and delivery of, or performance by such Seller of such Seller’s obligations under, this Agreement or the Transaction Documents to which such Seller is a party.

4.4.           Brokers and Finders.  Except for BB&T Capital Markets, the fees and expenses of which shall be included in the Company Transaction Expenses and paid at Closing by the Purchaser on behalf of the Companies as provided in Section 2.2, no broker or investment banker acting on behalf of such Seller or under the authority of such Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from such Seller in connection with any of the transactions contemplated herein.

4.5.           No Other Representations or Warranties; Disclosure. Except for the representations and warranties of each Seller expressly set forth in this Article 4, and except for the representations and warranties of the Companies in Article 3 and not in limitation hereof, no Seller nor any other Person makes any other express or implied representation or warranty on behalf of any of the Sellers, the Companies, the Subsidiary or otherwise, in each case in respect of the Business, the Companies, the Subsidiary or their respective assets, liabilities, prospects or otherwise.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that each of the representations and warranties in this Article 5 is true and correct as of the Closing Date:

5.1.           Authority of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Purchaser has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the Transaction Documents to which it is a party.  The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary entity action.  This Agreement has been, and the Transaction Documents to which it is a party, when executed and delivered in accordance with the terms hereof, will be, duly and validly executed and delivered by the Purchaser and constitute or will constitute, as applicable, the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (b) legal and equitable limitations on the availability of specific remedies.

5.2.           Consents and Approvals.  The Purchaser’s execution and delivery of this Agreement and the Transaction Documents to which it is a party, do not, and the consummation of the transactions contemplated hereby and thereby and the performance by the Purchaser of its obligations hereunder and thereunder will not, violate or conflict with any provision of: (a) the organizational documents of the Purchaser; (b) any material Contract to which the Purchaser is a party or by which any of its properties is bound; or (c) any Law applicable to the Purchaser.  No authorization, consent or approval of, or filing with, any Governmental Authority or other Person is required to be obtained or made by the Purchaser in connection with the execution and delivery of, or performance by the Purchaser of its obligations under, this Agreement or the Transaction Documents to which the Purchaser is a party.

5.3.           Brokers, etc.  No broker or investment banker acting on behalf of the Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.4.           Securities.  The Purchaser hereby acknowledges that the Membership Interests are not registered under the Securities Acts or registered or qualified for sale under any applicable securities Laws of the United States or any state of the United States or any other country and cannot be resold without registration thereunder or exemption therefrom.  The Purchaser is acquiring the Membership Interests for its own account as principal, for investment purposes and has no present intention to dispose of the Membership Interests, in whole or in part, or of any interest in the Membership Interests to any other Person whether by public distribution or otherwise; provided, however, that the disposition of the Purchaser’s property shall at all times remain within the sole control of the Purchaser.  The Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Membership Interests and has the ability to bear the economic risks of such investment.

5.5.           Independent Investigation; Acknowledgement.  The Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business, assets, condition, operations and prospects of the Companies and the Subsidiary.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of the Companies and the Sellers set forth in this Agreement, the Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Membership Interests, including the Purchaser’s own estimate and appraisal of the value of the business, financial condition, assets, operations and prospects of the Companies and the Subsidiary.  The Purchaser (a) acknowledges that, other than as set forth in this Agreement, neither the Companies, any Seller nor any of their respective stockholders, managers, officers, employees, Affiliates, agents or representatives make or have made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its agents or representatives prior to the execution of this Agreement, or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Companies and the Subsidiary, and (b) agrees, to the fullest extent permitted by Law, except as expressly provided in this Agreement, that neither the Companies, any Seller, nor any of their respective members, owners, managers, officers, employees, Affiliates, agents or representatives shall have any direct personal liability or responsibility whatsoever to the Purchaser on any basis (including contract, tort, or otherwise) based upon any information provided or made available, or statements made, to the Purchaser prior to the execution of this Agreement.

5.6.           Orders; Actions.  There are no (a) outstanding or, to the knowledge of the Purchaser, threatened Orders against the Purchaser or any of its Affiliates or any material portion of their respective properties or assets, which have or could have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby or (b) Actions pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates or any material portion of its properties or assets, which have or could have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.  The Purchaser does not know of any valid basis for any such Order or Action.

5.7.           No Other Representations or Warranties.  Except for the representations and warranties of the Purchaser expressly set forth in this Article 5 and not in limitation hereof, neither the Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of the Purchaser.

ARTICLE 6
COVENANTS

6.1.           Confidentiality.

(a)           The terms of the Confidentiality Agreement shall not prevent the Companies, the Subsidiary or the Purchaser from using the Confidential Information governed by the Confidentiality Agreement that relates solely to the Companies or the Subsidiary after the Closing.  As a limitation to the previous sentence the Purchaser acknowledges that any and all  information provided to it or any of its Affiliates or representatives concerning the Sellers or any of their Affiliates (other than with respect to any Company or the Subsidiary) shall remain subject to the terms and conditions of the Confidentiality Agreement.  In furtherance thereof, the Companies and the Subsidiary shall, to the same extent as the Purchaser, be subject to all confidentiality provisions of the Confidentiality Agreement as though they were a party thereto, except to the extent reasonably necessary for the Purchaser to enforce any of its rights under this Agreement.

(b)           Each Seller acknowledges that he or it may be in possession of Proprietary Information (as defined below) of special value to the Companies and the Subsidiary.  For purposes of this Section 6.1, the term “Proprietary Information” means all information about the business, operations and affairs of the Companies and the Subsidiary (other than information which is generally available to the public, other than as a result of a breach by such Seller of this Agreement), including the Companies’ and the Subsidiary’s confidential and proprietary information about their business, financial condition, services, technology, know-how, programs and plans, and the names of their customers and vendors, and the nature of their dealings with them as they may exist from time to time, which such Seller, his or its representatives or Affiliates have obtained, or which has been disclosed to such Seller, his representatives or Affiliates as a result of his or its employment or retention by, or past association with, any Companies or the Subsidiary.  Each Seller acknowledges and agrees that the Proprietary Information is proprietary and confidential in nature.  At all times from and after the Closing Date, each Seller shall, and shall cause its representatives to, maintain in confidence, and shall not use for his or its benefit or for the benefit of others, any such Proprietary Information.  Nothing in this Agreement or the Confidentiality Agreement shall prohibit use of Proprietary Information (i) as is required by Law (after the Sellers have advised and consulted with the Purchaser about their intention to make, and the proposed contents of, such disclosure); provided, that the Sellers shall, or shall cause such representative to, provide the Purchaser with prompt written notice of such request so that the Purchaser may seek an appropriate protective order or other appropriate remedy and, if such protective order or remedy is not obtained, the Sellers or such representative may disclose only that portion of the Proprietary Information which such Person is legally required to disclose, and the Sellers shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Proprietary Information so disclosed, (ii) as is necessary to prepare Tax Returns (including Tax Returns of the Sellers or of any of their Affiliates) or other filings with Governmental Authorities or to defend or object to any reassessment of Taxes, (iii) as is necessary for the Sellers (or their representatives) to prepare and disclose, as may be required, accounting statements, (iv) as is necessary for the Sellers (or their Affiliates) to assert or protect any rights of the Sellers under this Agreement, or (v) for disclosure by Larsen MacColl Partners,

L.P. or its Affiliates or successors to investors or prospective investors, financing sources, accountants, consultants and others (so long as such disclosure has a valid business purpose).

(c)           None of the Sellers, the Companies, the Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the Purchaser and the Seller Representative, except as may be required by applicable Law.  Notwithstanding the foregoing, the Purchaser and the Seller Representative shall cooperate to prepare a joint press release to be issued on the Closing Date, which press release shall be mutually acceptable to the Purchaser and the Seller Representative.

6.2.           Records.

(a)           Notwithstanding anything to the contrary contained in this Agreement, but subject in all respects to the confidentiality provisions in Section 6.1, the Sellers may retain copies of all (i) agreements, documents, books, records and files (collectively, “Records”) prepared in connection with the transactions contemplated hereby, including bids received from other parties and analyses relating to the Companies and the Subsidiary, (ii) Tax Returns filed prior to the Closing Date and (iii) Tax Returns filed after the Closing Date for periods through the Closing Date.

(b)           For a period of five (5) years after the Closing Date, the Purchaser shall preserve and retain, or cause the Companies and the Subsidiary to preserve and retain, all Records (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Companies and the Subsidiary as presently conducted.  If at any time after such five (5) year period the Purchaser intends to dispose of any such Records, the Purchaser may do so if such Records are first offered to the Seller Representative in writing and the Seller Representative does not accept such offer within thirty (30) days of receipt of such offer.

(c)           Notwithstanding anything to the contrary in this Agreement, at and after the Closing, (i) the Seller Representative shall be the sole and exclusive owner of all files of the representatives and advisers to the Sellers in connection with the transaction contemplated herein (including Miller & Martin and BB&T Capital Markets); (ii) the Purchaser, on its own behalf, and on behalf of the Companies and the Subsidiary, hereby forever waive and relinquish any ownership of or rights in or to such files; and (iii) neither Purchaser nor the Companies nor the Subsidiary shall retain any copies of such records or have any access to them.  Each of the parties to this Agreement further agrees to permit any privilege attaching as a result of Miller & Martin’s services as counsel to the Companies or the Subsidiary in connection with the transactions contemplated by this Agreement to survive the Closing and to remain in effect; provided that such attorney-client privilege from and after the Closing will be controlled by the Sellers via Seller Representative.

6.3.           Insurance Policies.  In connection with the Closing, the Sellers may cause the Companies to purchase a run-off directors’ and officers’ liability insurance policy and employment practices liability insurance policy for the benefit of the Sellers, the Companies and the Subsidiary and the present and former directors and officers of the Companies and the

Subsidiary (collectively, the “Run-Off Insurance Policies”).  To the extent the costs of the Run-Off Insurance Policies are not paid prior to the Closing Date, such costs will be included in the Company Transaction Expenses.  For a period of six (6) years following the Closing Date, with respect to the Companies and the Subsidiary, Purchaser agrees not to and shall cause each of the Companies and the Subsidiary not to, attempt to cancel or interfere with any of the Run-Off Insurance Policies or amend the respective certificates of formation, operating agreements or other organizational documents of any of the Companies and the Subsidiary in any way to reduce or eliminate the level of indemnification provided by the Companies and the Subsidiary to the present and former officers, managers and directors of the Companies and the Subsidiary.  Until the first (1st) anniversary of the Closing Date, the Purchaser shall cause the Companies and the Subsidiary to either (a) maintain the errors and omissions liability insurance policy described on Schedule 3.15(a) along with the excess coverage related to such errors and omissions liability insurance policy described on Schedule 3.15(a) (collectively the “Liability Policies”) or (b) maintain replacement policies for the Liability Policies where such replacement policies provide for (i) coverage on an individual and an aggregate basis at least equal to the coverage levels under the Liability Policies, (ii) provide for deductibles that are no greater than the deductibles under the Liability Policies, and (iii) provide coverage for the same claims and damages as are covered by the Liability Policies.  This Section 6.3 and the covenants made hereunder shall survive the Closing, and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Sellers and the former or present directors and officers of the Companies and the Subsidiary and their respective heirs and legal representatives.  The indemnification rights provided for herein shall not be deemed exclusive of any other rights to which such person is entitled, whether under law, contract or otherwise.  In the event that any Company or the Subsidiary or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the applicable Companies and the Subsidiary shall succeed to the obligations set forth in this Section 6.3.

6.4.           Excluded Assets.

(a)           The parties agree and acknowledge that all right, title and interest of the Companies and the Subsidiary in or to (i) all Cash of the Companies and the Subsidiary as of the Closing Date, (ii) and the other assets of the Companies and the Subsidiary listed on Schedule 6.4 (collectively, the “Excluded Assets”), shall be for the benefit of and the property of the Sellers.  The Companies shall (and the Purchaser shall cause the Companies to) take any and all action reasonably requested by the Seller Representative to properly assign and transfer such rights and interests to the Sellers following the Closing.

(b)           Within five (5) days after the Closing Date, the Companies shall (i) determine the amount of Cash of the Companies and the Subsidiary as of the Closing Date, and (ii) pay such amount to the Seller Representative (on behalf of the Sellers) in immediately available funds.

(c)           Within five (5) days following receipt thereof, the Companies shall (and the Purchaser shall cause the Companies to) provide the Seller Representative (i) copies of any correspondence, notice or other communication related to any Excluded Asset, (ii) any payments or other recoveries received by the Companies with respect to any Excluded Asset.

ARTICLE 7
CLOSING; DELIVERABLES

7.1.           Closing.  The Closing shall take place through an exchange of consideration and documents using wire transfers, overnight courier service, electronic mail and/or facsimile transmission on the date first set forth in the preamble of this Agreement (the “Closing Date”).  The Closing shall be deemed effective as of 12:01 AM ET on the Closing Date.

7.2.           Deliveries of the Companies.  At the Closing, the Companies shall deliver to the Purchaser:

(a)           resignations of the officers and directors of each Company and the Subsidiary, as requested by the Purchaser prior to the Closing;

(b)           Payoff Letters for the Closing Indebtedness (other than the Continuing Indebtedness);

(c)           evidence, in form reasonably satisfactory to the Purchaser, that all Required Consents have been obtained;

(d)           evidence, in form reasonably satisfactory to the Purchaser, of termination of the Terminated Agreements as of the Closing Date;

(e)           a certificate, in form reasonably satisfactory to the Purchaser, executed by the Secretary of A&S, together with (i) a certified copy of the certificate of formation of A&S, (ii) a certified copy of the operating agreement of A&S, (iii) a certified copy of the resolutions of the Board of Managers of A&S approving this Agreement and the transactions described herein, and (iv) a certification as to the current managers and officers of A&S;

(f)           a certificate, in form reasonably satisfactory to the Purchaser, executed by the Secretary of HVEC, together with (i) a certified copy of the certificate of formation of HVEC, (ii) a certified copy of the operating agreement of HVEC, (iii) a certified copy of the resolutions of the Board of Managers of HVEC approving this Agreement and the transactions described herein, and (iv) a certification as to the current managers and officers of HVEC;

(g)           a certificate, in form reasonably satisfactory to the Purchaser, executed by the Secretary of ASREH, together with (i) a certified copy of the certificate of formation of ASREH, (ii) a certified copy of the operating agreement of ASREH, (iii) a certified copy of the resolutions of the Board of Managers of ASREH approving this Agreement and the transactions described herein, and (iv) a certification as to the current managers and officers of ASREH;

(h)           a certificate, in form reasonably satisfactory to the Purchaser, executed by the Member of ASKL, together with (i) a certified copy of the certificate of organization of ASKL, (ii) a certified copy of the operating agreement of ASKL, and (iii) a certification as to the current managers and officers of ASKL;

(i)           signed copies of this Agreement and each of the other Transaction Documents to which such Company is a party, duly executed by each Company; and

(j)           good standing certificates for the Companies and the Subsidiary from the jurisdiction in which such entity is organized or qualified to conduct business as a foreign entity.

7.3.           Deliveries of the Sellers and the Seller Representative.  At the Closing, the Sellers, or the Seller Representative on behalf of the Sellers, as applicable, shall deliver to the Purchaser:

(a)           signed copies of each instrument of conveyance and assignment as are necessary to vest in Purchaser all right, title and interest in and to the Membership Interests, in form and substance reasonably satisfactory to Purchaser, duly executed by each Seller;

(b)           a certificate from each Seller of Non-Foreign Status, in form and substance as prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iv)(B); and

(c)           signed copies of this Agreement and each of the other Transaction Documents to which such Seller or the Seller Representative is a party, duly executed by such Seller or the Seller Representative, as applicable.

7.4.           Deliveries of the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller Representative:

(a)           confirmations of the wire transfers of immediately available funds required by the terms and conditions of Section 2.2(b);

(b)           signed copies of this Agreement and each of the other Transaction Documents to which the Purchaser is a party, duly executed by Purchaser; and

(c)           any other items to be delivered by the Purchaser under the terms and provisions of this Agreement.

7.5.           Further Assurances.  Each party hereto agrees that he, she or it shall, from time to time after the date of this Agreement, execute and deliver such other reasonable requested documents and instruments and take such other actions as may be reasonably requested by any other party to carry out the transactions contemplated by this Agreement.

ARTICLE 8
TAX MATTERS
8.1.           Tax Matters.

(a)           Sellers shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Companies and the Subsidiary that are due after the date hereof for taxable periods ending on or before the Closing Date.  Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period.  The Sellers shall timely pay any Tax due in connection with (i) Tax Returns of the Companies and the Subsidiary which are filed prior to or on Closing, and (ii) any portion of Taxes related to the period prior to Closing that become due after the Closing Date.

(b)           The Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Companies and the Subsidiary for taxable periods ending on and after the Closing Date.  Any such Tax Returns for a period that includes any Pre-Closing Period shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period.

(c)           Following the Closing, the Seller Representative may amend any Tax Return of the Companies and the Subsidiary for any taxable period ending on or before the Closing.  The Purchaser shall cause the Companies and the Subsidiary to cooperate in connection with the preparation and filing of such amended Tax Returns and any Tax Proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns shall be borne by the Sellers.

(d)           The Sellers shall be entitled to any refund or credit of Tax received by any Company or the Subsidiary after the Closing Date with respect to a Pre-Closing Period.  The Purchaser shall pay to the Seller Representative in cash, an amount equal to any such refund or credit of Tax within ten (10) Business Days after its receipt by any Company or the Subsidiary.  Any such payment shall be treated as an adjustment to the Purchase Price.

(e)           Following the Closing, the Purchaser shall not cause or permit any Company or the Subsidiary to file a Tax Return with respect to a taxable period that ended on or prior to the Closing Date (or amend a Tax Return filed pursuant to subsection (b) above after the Closing but including a Pre-Closing Period) without the Seller Representative’s prior consent.

(f)           The Purchaser shall retain (or cause the Companies and the Subsidiary to retain) all books and records with respect to Tax matters for Pre-Closing Periods at least until 180 days after the expiration of the applicable statute of limitations, including any extensions or waivers thereof, and to abide by all record retention agreements entered into by or with respect to any Company or the Subsidiary with any Governmental Entity.

(g)           The Purchaser shall be liable for all sales, use and other transfer Taxes arising from the transactions contemplated by this Agreement.  The Purchaser shall timely file all Tax Returns relating to such Taxes and timely remit to the appropriate Governmental Entity any such Taxes, and shall give a copy of such Tax Returns to the Seller Representative promptly after filing, together with proof of payment of the Tax, if any, shown thereon to be due.

(h)           The tax year of the Companies will terminate for federal income tax purposes under Code Section 708(b)(1)(A) on (but not including) the Closing Date. To the extent permitted by applicable Law, the parties shall elect (and shall cause each of the Companies and the Subsidiary to elect) to treat the taxable period that includes but does not end on the Closing Date with respect to any Tax of any Company or the Subsidiary as ending at the end of the Closing Date, and shall take such steps as may be necessary therefor.  If such an election cannot be made, for purposes of this Agreement, any Tax for a taxable period that includes but that does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the taxable period based on the closing of the books as of the Closing Date; provided, however, that any real or personal property Tax, fixed dollar franchise Tax and any annual exemption amount shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the taxable period.

(i)           Notwithstanding any other provisions to the contrary in this Agreement, Purchaser and Sellers agree that all items of deductions and losses attributable to (i) Company Transaction Expenses, (ii) unamortized financing costs incurred with respect to Closing Indebtedness satisfied at or before the Closing and (iii) any employee bonuses or other compensation accrued or payable at or before the Closing, in each case, shall be taken into account as losses or deductions in a Tax period ending on or prior to the Closing Date, and the Purchaser and Sellers agree to prepare all Tax Returns in a manner consistent with such intent unless otherwise required by applicable Law.

(j)           Purchaser and Sellers shall cooperate fully, to the extent reasonably requested by the other parties, in connection with (i) the preparation and filing of Tax Returns (including by providing tax work papers, schedules, analysis and any other tax-related documents), and (ii) any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the reasonable efforts of Purchaser and the Sellers to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that is or otherwise would be imposed absent such certificate or document (including with respect to the transactions contemplated hereby).  The reasonable cost of such cooperation, if any, shall be borne by the party requesting the cooperation.

ARTICLE 9
SURVIVAL AND INDEMNIFICATION

9.1.           Survival.  The representations and warranties contained in Article 3, Article 4 and Article 5 of this Agreement shall survive the Closing until 5:00 PM ET on the first (1st) anniversary date of the Closing Date; provided, however, the Fundamental Representations shall survive the Closing until 5:00 PM ET on the fifth (5th) anniversary date of the Closing Date.  Notwithstanding the foregoing, (a) the covenants contained in Article 6 of this Agreement shall survive the Closing in accordance with their respective terms, except the covenants contained in Section 6.1 shall survive the Closing until 5:00 PM ET on the second (2nd) anniversary date of the Closing Date, and (b) the covenants contained in Article 8 of this Agreement shall survive the Closing until the thirtieth (30th) day following the expiration of the statute of limitations applicable to income Tax matters.

9.2.           Indemnification by Sellers.

(a)           Subject to Section 9.4, from and after the Closing, each Seller agrees, severally and not jointly, based on each Seller’s pro-rata share in accordance with the percentages set forth on Schedule 9.2 (“Pro-Rata Share”), to indemnify and hold harmless the Purchaser, its Affiliates, their successors and assigns, and any of their respective agents, employees, representatives, officers and directors (the “Purchaser Indemnified Parties”), against any Losses arising out of or caused by (i) any breach of any representation or warranty of the Companies in Article 3 of this Agreement, or (ii) any Taxes relating to periods prior to the Closing Date; provided, however, that Sellers shall not have any liability under this Section 9.2(a) unless a written notice of the Purchaser Indemnified Party’s claim is delivered to the Seller Representative not later than 5:00 PM ET on the last day of the applicable survival period set forth in Section 9.1.

(b)           Subject to Section 9.4, from and after the Closing, each Seller agrees, severally and not jointly, based on such Seller’s Pro-Rata Share, to indemnify and hold harmless the Purchaser Indemnified Parties, against any Losses arising out of or caused by any of the following:

(i)           any breach of any representation or warranty made by such Seller regarding himself or itself in Article 4 of this Agreement; provided, however, that such Seller shall not have any liability under this Section 9.2(b)(i) unless a written notice of the Purchaser Indemnified Party’s claim is delivered to the Seller Representative not later than 5:00 PM ET on the last day of the applicable survival period set forth in Section 9.1; or

(ii)           any failure by such Seller to perform any covenant of such Seller set forth in this Agreement; provided, that such Seller shall not have any liability under this Section 9.2(b)(ii) unless a written notice of the Purchaser Indemnified Party’s claim is given to the Seller Representative not later than 5:00 PM ET on the last day of the applicable survival period set forth in Section 9.1.

(c)           The Purchaser Indemnified Parties shall not be entitled to indemnification under this Agreement if, and to the extent that, such Purchaser Indemnified Parties have otherwise been compensated in full for such matter pursuant to, or the Losses were taken into account under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Losses.

9.3.           Indemnification by the Purchaser.  From and after the Closing, the Purchaser agrees to indemnify and hold harmless the Sellers, their Affiliates, their successors and assigns and any of their respective Affiliates, members, managers, partners, agents, employees, representatives, officers and directors (the “Seller Indemnified Parties”) against any Losses suffered, incurred or paid, directly or indirectly, by any of the Seller Indemnified Parties to the extent arising out of or caused by any of the following:

(a)           any breach of any representation or warranty made by the Purchaser in Article 5 of this Agreement; provided, however, that the Purchaser shall have no liability under this Section 9.3(a) unless a notice of any of the Seller Indemnified Parties’ claim is given to the Purchaser not later than 5:00 PM ET on the last day of the applicable survival period set forth in Section 9.1; and

(b)           any failure by the Purchaser to perform any covenant of the Purchaser set forth in this Agreement; provided, that the Purchaser shall have no liability under this Section

9.3(b) unless a written notice of any of the Seller Indemnified Parties’ claim is delivered not later than 5:00 PM ET on the last day of the applicable survival period set forth in Section 9.1.

9.4.           Limitations on Liability of Sellers.  Notwithstanding any other provision of this Agreement:

(a)           The Sellers shall be liable to the Purchaser Indemnified Parties with respect to any claims for indemnification pursuant to Section 9.2(a) only at such time as, and only to the extent that, the aggregate amount of all indemnifiable Losses hereunder exceeds $75,000 (the “Deductible”), and only if and to the extent that the amount of such indemnifiable Losses, individually or as a series of related claims, is in excess of $10,000.

(b)           With respect to claims for indemnification pursuant to Sections 9.2(a) or 9.2(b)(i), except for claims for indemnification for breaches by the Companies or a Seller of the Fundamental Representations, the maximum aggregate liability of each Seller to the Purchase Indemnified Parties shall equal such Seller’s Pro-Rata Share of $2,750,000 (the “General Cap”).  With respect to (i) claims for indemnification pursuant to (A) Section 9.2(a) or Section 9.2(b)(i) for breaches by the Companies or a Seller of the Fundamental Representations, as applicable, or (B) Section 9.2(b)(ii), and (ii) any other claims for indemnification other than as described in the first sentence of this Section 9.4(b), the maximum aggregate liability of each Seller to the Purchaser Indemnified Parties shall equal such Seller’s Pro-Rata Share of $2,750,000 (the “Fundamental Cap”).

(c)           Any payments required to be made by the Sellers to any of the Purchaser Indemnified Parties pursuant to this Article 9 shall first be satisfied from the Holdback Amount.  Notwithstanding the foregoing, the Purchaser Indemnified Parties may only recover for indemnifiable Losses described in Section 9.2(b) against the Holdback Amount up to an amount equal to such breaching Seller’s Pro-Rata Share of the Holdback Amount remaining at the time such claim is finally resolved.

(d)           Following the Closing, the sole and exclusive liability of the Sellers to the Purchaser Indemnified Parties and the sole and exclusive remedy of the Purchaser Indemnified Parties against the Sellers, under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of any representation or warranty, for failure to perform any covenant, for claims of, or causes of action arising from, fraud or for any other reason) shall be the obligations of and rights to indemnification as set forth in this Article 9.  Notwithstanding the foregoing, this Article 9 shall not prevent or restrict the right of any party to obtain injunctive relief following the Closing from a court of competent jurisdiction.

9.5.           Net Losses; Mitigation.

(a)           Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds actually received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any Tax Benefit realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses, and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party.  Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries.  If any such insurance proceeds, Tax Benefits or other recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the net amount (after deducting expenses incurred in pursuing the same) of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).

(b)           For purposes of this Agreement, an Indemnified Person shall be deemed to realize a “Tax Benefit” with respect to a taxable year if such Indemnified Person or any of its Affiliates actually receives or recognizes any refund or any reduction of, or credit against, its Tax liabilities in or prior to the taxable year in which the indemnification amount is paid.  Without limiting the foregoing, an Indemnified Person will be deemed to realize a “Tax Benefit” with respect to a taxable year if, and only to the extent that, the Indemnified Person's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to Losses for which indemnification payments have been received hereunder from all taxable years following the Closing Date, exceeds the Indemnified Person's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the indemnified Losses for which indemnification payments have been received hereunder (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year).

(c)           The Purchaser, the Companies, the Subsidiary and the Sellers shall use commercially reasonable efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate the amount of the Loss associated with an indemnified matter, provided, that costs incurred in connection with such efforts to mitigate shall be considered Losses for purposes of such indemnified matter.

9.6.           Claims.  As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement that does not involve a third-party claim, or the commencement of any suit, action or proceeding of the type described in Section 9.7 below, the Indemnified Person shall give notice (a “Claim Notice”) to the Indemnifying Person of such claim, which notice shall, to the extent such information is reasonably available, specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information, to the extent such information is reasonably available, as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 above have been satisfied or do not apply.  Subject to the applicable survival periods contained in Section 9.1 of this Agreement, failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure.

9.7.           Notice of Third-Party Claims; Assumption of Defense.  The Indemnified Person shall give a Claim Notice as promptly as is reasonably practicable, but in any event no later than fifteen (15) days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (a “Third-Party Claim”) in respect of which indemnity may be sought under this Agreement (which the Claim Notice shall, to the extent such information is reasonably available, specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 of this Agreement have been satisfied or do not apply).  Subject to the applicable survival periods contained in Section 9.1 of this Agreement, failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure.  The Indemnifying Person may, at its own expense, (a) participate in the defense of any Third-Party Claim, or (b) within ten (10) days of receipt of the Claim Notice and upon notice to the Indemnified Person, assume the defense of any such Third-Party Claim with counsel of its own choice (which counsel shall be reasonably acceptable to the Indemnified Person) and in the event of such assumption, shall have the exclusive right, subject to clause (a) of Section 9.8 below, to settle or compromise such claim, suit, action or proceeding.  If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at the Indemnified Person’s own expense, separate from the counsel employed by the Indemnifying Person.  Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

9.8.           Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (b) in Section 9.7 above) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 9.7 above shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld or delayed, and (b) except as otherwise provided herein, the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed.

9.9.           Claims under Prior Agreements.  If any Purchaser Indemnified Party intends to make a claim against the Sellers for any Losses for which indemnification is provided under this Article 9 of this Agreement, and the facts and circumstances support valid claims against any Person under (i) that certain Asset Purchase Agreement dated May 6, 2009 by and among A&S, A&S Trucking Service, Inc., A&S Distribution, LLC and William D. Schmidt, Sr., (ii) that certain Asset Purchase Agreement dated May 6, 2009 by and among HVEC, A&S Trucking Service, Inc., A&S Distribution, LLC and William D. Schmidt, Sr., (iii) that certain Asset Purchase Agreement dated June 30, 2011 by and among A&S, Den-El Transfer Co., Inc., Dennis Miedusiewski and Donna Miedusiewski, (iv) that certain Asset Purchase Agreement dated June 15, 2012 by and among the Companies, Kinard Trucking, Inc., Workman Equities, L.P., Diane K. Workman, Billie Sue Metzger, individually and as Co-Executor of the Estate of Ronald E. Workman, and Brian S. Workman, individually and as Co-Executor of the as Co-Executor of the Estate of Ronald E. Workman, (v) that certain Asset Purchase Agreement dated October 31,

2013 by and among the Companies, Serv-U, Inc., 7020 Quad LLC, and Jerome M. Schiavino, (vi) or any other agreement, certificate or instrument related to the transactions contemplated by the above-referenced purchase agreements (any such potential claim, an “Acquisition Claim”), then the Purchaser and the Companies, as applicable, shall file and pursue such Acquisition Claims in the ordinary course, prior to pursuing any claim against the Sellers.  The dollar amount payable by the Sellers to any Purchaser Indemnified Party in respect of Losses shall be reduced by the amount of any recoveries actually received by such Purchaser Indemnified Party in connection with any Acquisition Claim, which shall be net of any unrecovered out-of-pocket costs of the Purchaser or any Company to obtain such recovery.

9.10.           Insurance.  Notwithstanding Section 9.5 above, if any Purchaser Indemnified Party intends to make a claim against the Sellers for any Losses for which indemnification is provided under this Article 9, and the facts and circumstances support valid claims against any policy of insurance of the Companies and the Subsidiary, including the Run-Off Insurance Policies, the Purchaser shall use commercially reasonably efforts to pursue and to cause the Companies and the Subsidiary to use commercially reasonable efforts to pursue, any and all insurance claims with respect to such policies of insurance.  Losses shall be reduced by the amount of any recoveries actually received by such Purchaser Indemnified Party in respect of such Losses, which recoveries shall be net of any unreimbursed out-of-pocket costs of the Purchaser or the Companies and the Subsidiary to obtain such recovery.

9.11.           Purchase Price Adjustments.  Any amounts payable pursuant to Article 8, Section 9.2 or Section 9.3 of this Agreement shall be treated by the Purchaser and the Sellers as an adjustment to the Final Purchase Price.  Any deductions from the Holdback Account by the Purchaser or any other Purchaser Indemnified Party shall be treated as a reduction of the Final Purchase Price under this Agreement, and no Seller shall be treated for tax purposes as having received any of the Holdback Account except and until such amount is actually disbursed to the Seller Representative in accordance with Section 2.3 hereof.

ARTICLE 10
MISCELLANEOUS

10.1.           Expenses.  Each party hereto shall bear its own expenses with respect to the transactions contemplated by this Agreement.  For the avoidance of doubt, the Company Transaction Expenses shall be paid by the Purchaser on the Closing Date (all such fees and expenses to be invoiced prior to the Closing Date) on behalf of the Companies and the Sellers.

10.2.           Amendment.  This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.

10.3.           Notices.  Any written notice to be given hereunder shall be given in writing and shall be deemed given: (a) when received if given in person, (b) on the date of transmission (upon confirmation of receipt) if sent by electronic mail or facsimile, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if sent by an nationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery).  All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to any Seller, to the Seller Representative, addressed as follows:

Seller Representative
c/o LMP Management Group, Inc.
353 West Lancaster Avenue
Suite 300
Wayne, PA 19087
Attention:   Mr. Jeffery R. Larsen
Facsimile:  610.545.0855
Email: jeff@larsenmaccoll.com

with a copy to:

Miller & Martin PLLC
1000 Volunteer Building
832 Georgia Avenue
Chattanooga, Tennessee  37402
Attention:  Patrick S. Mitchell, Esq.
Facsimile:  423.321.1596
Email: pmitchell@millermartin.com

If to the Purchaser or to the Companies, addressed as follows:

Celadon Trucking Services, Inc.
9503 E. 33rd Street
Indianapolis, IN 46235-4207
Attention: Paul Will
Facsimile: (317) 829-6414
Email: PWill@CeladonTrucking.com

with a copy to:

Celadon Trucking Services, Inc.
9503 E. 33rd Street
Indianapolis, IN 46235-4207
Attention: Kenneth L. Core
Facsimile: (317) 829-6464
Email: KCore@CeladonTrucking.com

10.4.           Waivers.  Subject to the limitations contained in this Agreement, the failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same.  No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing.  No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

10.5.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereto may deliver executed signature pages to this Agreement by facsimile or electronic mail transmission.  No party to this Agreement may raise (a) the use of a facsimile or electronic mail transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or electronic mail transmission as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

10.6.           Applicable Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws (both substantive and procedural), and not the laws of conflicts, of the State of Delaware.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

10.7.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, that the Purchaser may assign its rights, interests and obligations hereunder (a) to any wholly owned subsidiary or to any Affiliate of which the Purchaser is a direct or indirect wholly owned subsidiary and (b) as collateral for the purpose of securing any financing of the transactions contemplated hereby; provided, further, that if the Purchaser makes any assignment referred to in this Section 10.7, the Purchaser shall remain liable under this Agreement.

10.8.           No Third-Party Beneficiaries.  Except as set forth in Section 6.3, this Agreement is solely for the benefit of the parties hereto and those Persons (or categories of Persons) specifically described herein, and no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.  Without limiting the generality of the foregoing, the parties expressly confirm their agreement that (a) in addition to the Sellers and the Purchaser, the other Seller Indemnified Parties and the Purchaser Indemnified Parties shall also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor and (b) the Seller Representative shall enjoy the benefits provided for it pursuant to Section 10.14.

10.9.           Schedules. Any information disclosed pursuant to any Schedule hereto shall be deemed to be disclosed on all other Schedules for all purposes of this Agreement so long as the relevance of such information is reasonably apparent.  Matters reflected in these Schedules are not necessarily limited to matters required by this Agreement to be disclosed.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material or could or could not reasonably be expected to have a Material Adverse Effect, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material or could or could not reasonably be expected to have a Material Adverse Effect for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation, warranty or Schedule contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

10.10.           Incorporation.  The respective Recitals, Schedules and Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.

10.11.           Complete Agreement.  This Agreement, the Schedules and Exhibits attached hereto, the Transaction Documents and the Confidentiality Agreement constitute the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

10.12.           Disclaimer.  The Purchaser agrees that the Purchaser has not relied upon, and the Sellers shall not have any liability with respect to, any information concerning any Company, the Subsidiary or the Membership Interests not expressly represented and warranted to in this Agreement, including, (a) any information set forth in any Confidential Information Memorandum distributed by BB&T Capital Markets with respect to the Companies and the Subsidiary, (b) any information regarding the Companies and the Subsidiary provided at any management presentation related to the transactions contemplated by this Agreement, (c) any information communicated by or made available through the data room process, or (d) any financial projection or forecast relating to the Companies or the Subsidiary.

10.13.           Currency.  All references to “dollars” or “$” in this Agreement shall mean United States Dollars.

10.14.           Appointment and Authorization of the Seller Representative.

(a)           Each of the Sellers hereby constitutes and appoints the Seller Representative as agent and attorney-in-fact for and on behalf of each Seller, with full powers of substitution (and, if substituted, the Seller Representative will notify the Purchaser in advance of such substitution), to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution and comply with orders of arbitrators, courts, tribunals or other governmental entities and awards of arbitrators, courts, tribunals or other governmental entities with respect to any claims or other matters that may arise under this Agreement or any other Transaction Documents, and to take all actions and execute all such documents necessary or appropriate in the good faith discretion of the Seller Representative for the accomplishment of the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, the power:

(i)           to receive and hold the proceeds payable to the Sellers pursuant to this Agreement (including any payments received from the Holdback Amount under Section 2.3);

(ii)           to execute and deliver the Transaction Documents, and all other agreements, documents and other papers which the Seller Representative deems necessary or appropriate in connection with this Agreement and the Transaction Documents, or any of the transactions contemplated hereby or thereby;

(iii)           to terminate, amend, waive or interpret any provision of this Agreement or the Transaction Documents;

(iv)           to act for each Seller with regard to the indemnification matters referred to in this Agreement, including, without limitation, the power to compromise or settle any claim on behalf of such Seller;

(v)           to do or refrain from doing any further act or deed on behalf of each Seller which the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the other Transaction Documents as fully and completely as such Seller could if personally present; and

(vi)           to resolve all matters relating to the determination of the Purchase Price and the Final Purchase Price, including without limitation, all matters related to the Holdback Amount and the representation of the Sellers with respect to matters submitted to the Accountant.

No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for its services.

(b)           Each Seller hereby appoints the Seller Representative such Seller’s agent for service of process for all purposes under this Agreement and the Transaction Documents, and agrees that service of any process, summons, notice or document pursuant to Section 10.3 hereof to the Seller Representative at its address set forth in Section 10.3 shall be effective service of process of any Action, suit or proceeding brought against each Seller.

(c)           The Purchaser may, for all purposes of this Agreement and the other Transaction Documents, (i) deal exclusively with the Seller Representative on behalf of any and all Sellers with respect to all matters relating to this Agreement and the other Transaction Documents, and (ii) assume and treat every notice, payment or any other action directed to the Seller Representative as if such notice, payment or other action had been directed to each Seller.  The Purchaser shall be entitled to rely on all statements, representations, agreements and decisions of the Seller Representative.

(d)           Neither the Seller Representative nor any of its agents, employees, managers, directors or members shall be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement and the other Transaction Documents except in the case of gross negligence, willful misconduct or fraud.  The Seller

Representative may consult with legal counsel, independent public accountants or other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

(e)           By executing and delivering this Agreement, each Seller hereby severally, and not jointly, based on such Seller’s Pro-Rata Share, agrees to indemnify and hold the Seller Representative harmless from any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of its duties under this Agreement, except such that arises from the gross negligence or willful misconduct or fraud of the Seller Representative.

(f)           A decision, act, consent or instruction of the Seller Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller.  The Purchaser may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Sellers.  The Purchaser is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, acts, consent or instruction of the Seller Representative.

(g)           Notwithstanding the foregoing or anything else in this Agreement, the Seller Representative shall have no authority involving a breach by a Seller of a representation or warranty in Article 4 of this Agreement, as to which such Seller shall have the sole authority to exercise rights or remedies.

10.15.           Waiver of Conflict.  The parties acknowledge that Miller & Martin PLLC (“Miller & Martin”), counsel for the Companies, has in the past performed, is now performing and may continue to perform legal services for the Sellers, the Companies and the Subsidiary, and that, upon the Closing, Miller & Martin’s representation of the Companies and the Subsidiary shall terminate.  Accordingly, the parties hereto hereby acknowledge that Miller & Martin may continue to represent the Sellers (and, if applicable, other Persons) in any and all matters whether or not related to this Agreement or the transactions contemplated hereby, including any matters that are or may become adverse to the interests of the Companies and the Subsidiary, including claims arising under this Agreement.  Effective upon the Closing, the Purchaser and the Sellers, on their own behalf and on behalf of the Companies, hereby waive any actual or potential conflict of interest that exists or that may exist (including any conflict that exists or may arise by virtue of Miller & Martin’s possession of any information concerning the Companies or the Subsidiary) as a result of Miller & Martin’s representation of the Sellers or any other Person in any matter, including any matter that is or may become adverse to the interests of the Companies or the Subsidiary, including any claims arising under this Agreement.

10.16.           Waiver of Jury Trial.  NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

THE PROVISIONS OF THIS SECTION 10.16 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 10.16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be executed and delivered on the date first set forth above.

COMPANIES:

A&S SERVICES GROUP, LLC

By:	/s/ Kenneth L. Buck, Jr.
Kenneth L. Buck, Jr., President

HUNT VALLEY EQUIPMENT CO., LLC

By:	/s/ Kenneth L. Buck, Jr.
Kenneth L. Buck, Jr., President

A&S REAL ESTATE HOLDINGS, LLC

By:	/s/ Kenneth L. Buck, Jr.
Kenneth L. Buck, Jr., President

SELLERS:

LARSEN MACCOLL PARTNERS, L.P.

By:	LMP GP, LLC, its general partner

By:	/s/ Jeffrey R. Larsen
Jeffrey R. Larsen, Managing Member

By:	/s/ Timothy B. MacColl
Timothy B. MacColl, Managing Member

/s/ Kenneth L. Buck, Jr.
Kenneth L. Buck, Jr.

/s/ Gailyn L. Larsen
Gailyn L. Larsen

SELLER REPRESENTATIVE:

LMP MANAGEMENT GROUP, INC.

By:	LMP GP, LLC, its general partner

By:	/s/ Jeffrey R. Larsen
Jeffrey R. Larsen, President

PURCHASER:

CELADON TRUCKING SERVICES, INC.

By:	/s/ Paul Will
Paul Will, President and CEO

EXHIBIT A

THE SELLERS

Larsen MacColl Partners, L.P.
Kenneth L. Buck, Jr.
Gailyn L. Larsen

EXHIBIT B

ALLOCATION OF PURCHASE PRICE

The allocation of the Purchase Price among the Membership Interests of each Company and the underlying assets of each Company will be determined within 30 days following the Closing Date in accordance with the provisions of Section 2.4 of this Agreement.

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